Exhibit 10.1

FIRST AMENDMENT

AND EXPANSION OF PREMISES

THIS FIRST AMENDMENT AND EXPANSION OF PREMISES (this "Amendment") is made and entered into as of November 9, 2015, by and between ATLAS 35-75 INDUSTRIAL, LP, a Texas limited partnership ("Landlord"), and INOGEN, INC., a Delaware corporation ("Tenant").

RECITALS

A.

Landlord (as successor in interest to TCIT Dallas Industrial, Inc, a Delaware corporation) and Tenant are parties to that certain Lease dated December 4, 2014 (the "Lease").  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 23,890 rentable square feet (the "Premises") in the building located at 1225-1249 Commerce Drive, Richardson, Texas 75081 (the "Building").

B.

Pursuant to Exhibit E of the Lease, Tenant was granted a Right of First Offer on certain additional space located at 1221 Commerce Drive, Richardson, Texas 75081, containing approximately 13,294 rentable square feet of space, in addition to an HVAC utility room of approximately 667 square feet that is not included for purposes of rentable square footage calculations (the “Expansion Premises”), as depicted in Exhibit E of the Lease, located in the building at 1221 Commerce Drive, Richardson, Texas 75081, that is a part of the Project (the “Expansion Premises Building”).  All references in the Lease to the “Building” shall also apply to the Expansion Premises Building.

C.

Tenant has exercised its Right of First Offer to Lease the Expansion Premises and the parties desire to amend the Lease to memorialize the addition of the Expansion Premises to the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord agrees to lease the Expansion Premises to Tenant and Tenant agrees to lease the Expansion Premises from Landlord as follows:

1.

Expansion Premises Term.  The Expansion Premises shall be leased to Tenant for a term beginning on the date that is the later of January 1, 2016 or the date by which Landlord delivers actual possession of the Expansion Premises to Tenant in good, vacant and broom clean condition, with all building systems in good working order, in compliance with all laws, and with Landlord’s Work substantially complete (the “Expansion Premises Commencement Date”) and shall end on January 31, 2022 (the “Expansion Premises Term”), or otherwise on the expiration or earlier termination of the Lease.  Except as otherwise specified herein, Tenant shall lease the Expansion Premises in accordance with all of the terms and conditions of the Lease, and the Expansion Premises together with the Premises shall be collectively referred to as the “Premises”. So long as such access does not interfere with Landlord’s construction of the Landlord’s Work, Tenant shall have the right to access the Expansion Premises upon execution of this Amendment prior to the Expansion Premises Commencement Date for the purpose of performing the Work, installing cabling, furniture and equipment and otherwise preparing the Expansion Premises for occupancy, which access shall be subject to all of the terms and conditions of the Lease except for the payment of Rent.

2.

Expansion Premises Base Rent.  In addition to the existing Monthly Base Rent due under the Lease, as of the Expansion Premises Commencement Date, the schedule of the Monthly Base Rent payable with respect to the Expansion Premises during the Expansion Premises Term is the following:

01/01/2016 – 02/29/2016:	$0.00*	$0.00 NNN PSF
03/01/2016 – 01/31/2017:	$6,923.96	$6.25 NNN PSF
02/01/2017 – 01/31/2018:	$7,134.45	$6.44 NNN PSF
02/01/2018 – 01/31/2019:	$7,344.94	$6.63 NNN PSF
02/01/2019 – 01/31/2020:	$7,566.50	$6.83 NNN PSF
02/01/2020 – 01/31/2021:	$7,788.07	$7.03 NNN PSF
02/01/2021 – 01/31/2022:	$8,020.71	$7.24 NNN PSF

*The abatement of Monthly Base Rent provided herein shall apply to Monthly Base Rent only and shall not include Operating Expenses or any other costs, charges or expenses payable by Tenant which Tenant shall pay in accordance with the Lease.

All such Monthly Base Rent for the Expansion Premises shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

3.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.
4.

Operating Expenses.  For the period commencing on the Expansion Premises Commencement Date and ending upon the expiration of the Expansion Premises Term, Tenant shall pay all additional rent payable under the Lease with respect to the Expansion Premises, including Tenant's Proportionate Share of Operating Expenses, in accordance with the terms of the Lease, as amended hereby, which is estimated as of the date of this Amendment to be $1.82 per rentable square foot of space in the Expansion Premises. Controllable Operating Expenses for the Expansion Premises shall be subject to the same limits as contained in Paragraph 6 of the Lease. In addition, Tenant’s responsibility for HVAC maintenance in the Expansion Premises shall be subject to the limitations contained in Paragraph 11 of the Lease, provided, however, Paragraph 11 shall not apply to the new HVAC units and related systems installed as part of Landlord’s Work identified on Exhibit B to this Amendment.

5.

Tenant Improvements.  Landlord shall provide to Tenant an improvement allowance not to exceed Twenty-Thousand Dollars ($20,000) (the "Improvement Allowance") for certain work to the Expansion Premises described in Exhibit A of this Amendment, which final plans for such work shall be mutually agreed upon between Landlord and Tenant in writing prior to the commencement thereof (the “Work”).  The plans for the Work must also be reasonably approved by Landlord’s construction manager.  All Work shall be subject to the supervision of, and coordination with, Landlord’s construction manager.  The Improvement Allowance shall be spent in full no later than the date that is six (6) months after the Expansion Premises Commencement Date, after which time the Improvement Allowance shall be deemed no longer available.  The Improvement Allowance shall be payable to Tenant within thirty (30) days after Tenant completes the Work in accordance with the final plans, and all applicable laws, and provides Landlord with (i) a final certificate of occupancy (if applicable), (ii) final invoices evidencing proof of payment in full for the Work, (iii) final unconditional lien waivers from the contractor and all subcontractor’s performing any portion of the Work and (iv) certificates from Tenant’s contractor and  architect certifying that all Work has been completed in accordance with the final plans for the Work.  Tenant, with Landlord’s reasonable written approval, may select the contractor and architect for the Work provided they carry the insurance reasonably required by Landlord. Landlord hereby approves of ElleCo Construction as Tenant’s contractor. If the total construction costs for the Work exceed the Improvement Allowance, Tenant shall be solely responsible for any such costs. If Tenant shall desire any changes to the plans for the Work after such plans are approved, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner.  Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Work which Tenant may request and which Landlord may agree to shall be at Tenant's sole cost and expense. Notwithstanding anything to the contrary herein, Tenant may surrender, and will not be required to remove the Work at the expiration or earlier termination of the Lease. In addition to the Improvement Allowance, Landlord, at its cost, will complete the work as described in Exhibit B of this Amendment, prior to the Expansion Premises Commencement Date (“Landlord’s Work”).

The Landlord’s Work shall be constructed in accordance with the approved plans and all applicable laws, in a good and workmanlike manner, free of defects and using new materials and equipment of good quality.  Within ten (10) business days after the Landlord’s Work is complete and Landlord has delivered written notice of completion to Tenant (which may be sent by electronic mail), Tenant shall have the right to submit a written “punch list” to Landlord, setting forth any defective item of construction, and Landlord shall promptly cause such items to be corrected.  Subject to the foregoing, Tenant accepts the Expansion Premises "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any other alterations, repairs or improvements. Tenant acknowledges that Landlord has not made any representation or warranty, either express or implied, as to the habitability, merchantability, suitability, quality, condition or fitness for any particular purpose (collectively, the "Disclaimed Warranties") with regard to the Expansion Premises and Tenant hereby waives, to the extent permitted by law, the Disclaimed Warranties.

6.

Expansion Premises Additional Parking. Subject to the terms of the Lease, Tenant’s employees have the right to utilize an additional 15 spaces for parking in the area highlighted on Exhibit C to this Amendment, which, when added together with the existing parking for the Premises shall constitute a total of 77 parking spaces.

7.	Renewal Option. Tenant’s existing renewal option contained in Exhibit F to the Lease shall also apply to the Expansion Premises, in accordance with the same terms and conditions of Exhibit F.

8.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment, the Lease shall be amended in the following additional respects:
8.1	Rent Payment Address. The address for payments of Monthly Base Rent and additional rent is hereby amended as follows:

Atlas 35-75 Industrial, LP

P.O. Box No. 678798

Dallas, Texas 75267-8798

Account No. 2111040057

8.2	Landlord's Address. Landlord's Address for notices under the Lease is hereby amended as follows:

Atlas 35-75 Industrial, LP

P.O. Box 601117

Dallas, Texas 75360

Attention: David Cartwright

with a copy to:

Cedar Ridge Services, LLC

12001 N. Central Expressway, Suite 875

Dallas, TX 75243

Attention David Cartwright.

9.	Miscellaneous.
9.1	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.
9.2

Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect, and are hereby ratified and confirmed by Landlord and Tenant.

9.3	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.
9.4

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

9.5

The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

9.6

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Holt Lunsford Commercial representing Landlord and Lee and Associates representing Tenant.  Tenant agrees to indemnify and hold Landlord and the Landlord Entities harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment.  Landlord agrees to indemnify and hold Tenant harmless from all claims of any other brokers claiming to have represented Landlord in connection with this Amendment.

9.7

Landlord and Tenant each represents to the other that the person signing this Amendment on its behalf has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.  Tenant hereby represents and warrants that neither Tenant, nor, to Tenant’s current actual knowledge, any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: "List of

Specially Designated Nationals and Blocked Persons." If the foregoing representation is untrue at any time during the Expansion Premises Term, an Event of Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

9.8

This Amendment may be executed in any number of counterparts and delivered by electronic mail, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9

This Amendment shall inure to the benefit of and be binding upon, the parties and their respective successors and permitted assigns, provided, however, that (except as expressly provided in Section 17 of the Lease, which applies to this Amendment) Tenant shall not assign or delegate (directly or indirectly) this Amendment or any of its rights or obligations created hereunder without the prior written consent of Landlord, which consent shall be at Landlord’s reasonable discretion.

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IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment to be effective as of the date first written above.

LANDLORD:

ATLAS 35-75 INDUSTRIAL LP, a Texas limited partnership

By:	ATLAS 35-75 INDUSTRIAL GP, LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ David Cartwright
David Cartwright, Managing Member

TENANT:

INOGEN, INC., a Delaware corporation

By:	/s/ Matthew Scribner
Name:	Matthew Scribner
Title:	Executive Vice President, Operations

EXHIBIT A

Description of the Work

Proposal To: Rick Jennings From: Stephen L. Sloan Inogen ElleCo Construction October 21, 2015 Project Name: Inogen Expansion Project Address: 1221 Commerce Richardson, TX. Schedule(days): Construction Type: Remodel, Taxable on Project Item Cost Description of Work General Conditions $ 3,710.00 To include onsite/offsite supervision/ fuel surcharge, clerical, insurance and work comp fees. Demo ceilings, duct work, misc. items, and set dumpster. Install poly/Masonite on carpet to remain, corridor walls etc. for protection during demo. Final Clean space, clean interior doors/windows etc. Power scrub and seal existing concrete floors. Pin weld roof structure above to match existing. Install (1) new door at expansion space, (1) door into newly constructed conference room, and repair other doors for correct operation. (includes $600 for repair) Permit Fees Sitework/Demolition $ 4,470.00 Protective Materials $ 300.00 General/Final Clean $ 1,500.00 Concrete $ 3,000.00 Containment Curb Dock Pits Metals/Handrails/Fencing Structural Steel Wood/Plastics/Millwork Solid Surface Thermal/Moisture Protection $ 15,300.00 Interior Doors $ 3,000.00 Glass/Glazing ALTERNATE Window Exterior Doors Drywall $ 4,000.00 Pony up existing production room walls to deck to create enclosed warehouse area, patch back from demo and prep to receive paint. Ceilings $ 1,500.00 Punch out stained or damaged ceiling tiles. Tiles will not match, we will utilize existing tiles being removed as our patching tiles and isolate rooms. Carpet/VCT/Base $ 6,310.00 Install $16 per yard allowance with carpet base, VCT at wet areas with rubber base. Power scrub production room and warehouse floor and seal using acrylic sealer. (See alternate) Ceramic Tile EXCLUDED Tape/Bed/Painting $ 2,934.00 Tape and bed new walls paint space. Warehouse Work $7,547.00 White box warehouse walls, excluding decking. Wallcovering Specialties $ 1,500.00 Replace missing ADA Accessories. Lift Fees $ 2,500.00 Scissor lift fees for construction. Appliances Furnishings/Window Coverings ALTERNATE Special Construction Phone/Data Cabling EXCLUDED NO PHONE, DATA, LOW VOLTAGE, NO REMOVAL, RED TAGS DUE TO PHONE BY OTHERS. Plumbing HVAC $ 10,500.00 Install new spiral duct work from existing units to feed production room, after penetrating walls reduce back to sheet metal and relocate state as needed. ***No work to existing Roof mounted/Chiller system) Demo, switch hallway at new opening, raise up junction boxes at production area, install (7) SO Drop cord drops at 20A each, and install (24) 6 lamp Fixtures to match adjacent side. Fire Protection EXCLUDED Electrical $ 21,000.00 Roof Work EXCLUDED Fire Alarm Subtotal $ 87,971.00 Contractor Fee $ 87,971.00 Sales Tax $ 5,278.26 Total Base Bid $ 100,942.32 Price quoted is good for 30 days Alternates: (Contractor Fee and Sales Tax Included in Prices Below) 1.) Remove wall bisecting warehouse from production room, ADD $ 3,306.22 (includes deduct for pony wall) 2.) In lieu of spiral duct work install externally lined duct work, DEDUCT $ 3203.74 3.) Install (1) window to match the others, ADD $ 730,69

EXHIBIT B

Description of the Landlord’s Work

To: Josh Barnes Holt Lunsford From: Stephen L. Sloan ELLECO CONSTRUCTION Project Name: Inogen LL HVAC repairs Project Address: 1221 Commerce Drive, Richardson ITEM SCOPE OF WORK COST HVAC: Demo old duct work, sheetmetal, interior units, copper, exterior condensors, and install (3) 10 ton units, (1) replacement 6ton unit, (2) new exhaust fans. $ 43,796.00 Electrical: Install power and disconnects for (4) new units. $ 8,396.00 Roofing: Roof in (3) new units, (6) pitch pans. $ 7,196.00 Gas: Install gas to (4) new units. $ 5,196.00 Subtotal $ 64,584.00 Sales Tax $ 5,328.18 Total $ 69,912.18

EXHIBIT C

Premises Parking

1221 Commerce Dr

Commerce Dr

8